MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (hereinafter referred to as “MoU-A”) is made this 10th day of September, 2005 by and between:

Kirloskar Oil Engines Limited, a company incorporated under the Companies Act 1956 and having its registered office at Pune, hereinafter referred to as KOEL (which expression shall mean and include its successors and representatives) as the party of the FIRST PART;

Axial Vector Engine Corporation (Previously known as Aero Marine Engine Inc Name change effective May 31, 2005), a company incorporated in Nevada, USA and having its registered office at Portland Oregon USA, hereinafter referred to as AVEC (which expression shall mean and include its successors and representatives) as the party of the SECOND PART; WHEREAS:

KOEL is an established company in India and is involved in the Research, Development and Manufacturing of Diesel Engines for various applications, bearings, valves and catering to markets in India and a few Overseas markets as well.

AVEC is a company possesses a unique technology in the field of internal combustion engine and generator sets (Gen Sets) which have potential use in a wide range of applications such as the military, automotive, power generation, fluid handling, aviation, boats and ships, etc. Hereinafter, this unique technology is referred to as Axial Vector Engine (AVE).

Both the parties wish to work together for mutual benefit on the following understanding:

1.	KOEL is keen to obtain manufacturing license to manufacture AVE in India and AVEC is agreeable to grant such a license on terms and conditions to be agreed to.

2.
On execution of this MoU, KOEL will deposit one (1) million United States Dollars (USD) in a separate bank account in India solely controlled by KOEL. And, KOEL will formally instruct the bank to promptly advise AVEC of the creation of the account and all activities that occurs in the account.

3.	As result of depositing the amount as above, KOEL will have the following rights:

3.1 First right of refusal for stationary use of AVE and Gen Sets such as generating sets and pumping sets amongst other such applications, and non-automotive mobile use such as tractor engines, excavator engines, loader engines, fork life truck engines, farm and forestry applications.

3.2 AVEC will provide enough opportunities to KOEL to conduct.

3.21 Detailed Technical Due Diligence. The estimated time to complete due diligence is January 2006.

3.2.2 Commercial Feasibility Study for the manufacture of AVE in India under license. The estimated time to complete the study is April 2006.

3.3 AVEC will deal exclusively with KOEL concerning the manufacture of AVE under license in India as identified in Item 3.1 and AVEC will not entertain, solicit or discuss with any third party the subject matter of this MoU as defined in Item 3.1

4. The one million dollars referred in Item 2 above shall be kept in the bank account  until one or more of the following events occur:

4.1 The final agreement for manufacture of AVE in India under license is executed after all the due diligences, commercial feasibility and trials and negotiations are complete.
              The money from the bank account will then be used as license fees to AVEC.

4.2 If the final agreement for manufacture of AVE in India under license is not executed by June 2006 for any reason KOEL will be free to deal with the bank account in whatever way it deems proper.

5. In response to the KOEL desire described above, AVEC is agreeable to exclusive negotiation a license for the said products identified in Item 3.1 during the validity  of this
    MoU.

6. The parties will share their proprietary information to each other. Such proprietary  information shall be confidential and shall be kept secret as per the terms and  conditions agreed between the parties in confidential agreement dated May 12,  2005, a copy of which appears as Annexure to this MoU.

7.  All disputes, proceedings, claims by either Party and suits in relation to this MoU  shall be referred to Arbitration. The arbitration proceeding shall be governed by  the
     Arbitration and Conciliation Act 1996 and the Place of such Arbitration shall  be Singapore.

8.  This MoU shall remain in force till June 2006. The MoU may be extended by the  written and mutual consent of KOEL and AVEC.

IN WITNESS WHEREOF the parties hereto have set and subscribed their hands to the writing (in duplicate) on the day and year mentioned above.

For: Kirloskar Oil Engines Limited	For: Axial Vector Engine Corporation
/s/ Atul Kirloskar _____________________	/s/ Raymond Brouzes _____________________
Authorized Signatory	Authorized Signatory
Date: 10 September 2005	Date: 09 September 2005
Place: Pune India	Place: Montreal